Exhibit 10.2

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into as of January 17, 2008,  by and between plaintiff Rosemary Nguyen (“Plaintiff” or “Nguyen”) on the one hand, and defendants Winston Johnson (“Johnson”) and WinSonic Digital Media Group, Inc. (“WinSonic”) (collectively, “Defendants”) on the other hand.  This Agreement also will refer to Plaintiff and Defendants individually as “Party” and to Plaintiff and Defendants collectively as “Parties.”

RECITALS

A. WinSonic became indebted to Plaintiff as of September 3, 2004, in the amount of $600,000 plus 80,000 shares of WinSonic stock.  As of November 20, 2004, the cash portion of that obligation remained $432,896.62 which together with accrued interest thereon is acknowledged by the parties to total $580,986.97 (the “Cash Obligation”) and which together with the 80,000 shares is the total obligation to Nguyen (the “Obligation”).

B. Disputes have arisen amongst the Parties related to payments due pursuant to the Obligation.

C. On August 1, 2007, Plaintiff filed claims in the Superior Court of California, Orange County, against Defendants (the “Lawsuit”).

D. In order to avoid the time and expense of further litigation, Plaintiff and Defendants wish to settle and resolve, fully and finally, all differences between them, including but not limited to settling and resolving the Lawsuit, as well as any and all matters arising out of or related in any way to the Lawsuit, the settlement thereof, the Obligation, and any other dealings or contacts between Defendants and Plaintiff.

E. Except for the Lawsuit as described above, Plaintiff represents that she has not filed any other claims, charges, complaints, lawsuits or appeals of any kind, in any court or administrative body, against either or both of the Defendants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Plaintiff and Defendants agree as follows:

1. Terms.

The Parties agree as follows:

a.            Within five (5) days of the execution of this Agreement, WinSonic will issue to Plaintiff 80,000 shares of company stock which shall be deemed to be fully paid for and vested as of November 20, 2004. WinSonic agrees promptly to provide an opinion letter of corporate counsel and execute such other and further documents as may be necessary on the part of WinSonic to remove any restrictions and cause such shares to be free trading.

b.            Concurrently with, and in addition to the 80,000 shares which are to be free trading, WinSonic will issue 1,996,521 shares of restricted stock, the number of which shares shall have been calculated by dividing the Cash Obligation by the average trading price of the shares for the ten trading days immediately preceding the effective date of this Agreement (the “Share Price”) calculated to be $0.485, and then applying a 40% discount to the Share Price.

c.            Simultaneous with the execution of this Agreement, the Parties shall enter into the Repurchase Rights Agreement attached hereto as Exhibit 1.

2. Dismissal with Prejudice by Plaintiff

Within seven (7) days of Plaintiff’s receipt of the Shares pursuant to paragraph 1 above and a fully executed copy of this Agreement, Plaintiff agrees to dismiss, with prejudice, the Lawsuit and any other pending claims, charges or complaints against Defendants.  Plaintiff agrees to have her counsel execute and deliver for filing such dismissal of the Lawsuit to William K Whitner of Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30308.

3. Mutual General Releases.

a. Plaintiff’s Release:  As a material inducement to Defendants to enter into this Agreement, Plaintiff and her successors, assigns, agents, employees, representatives, attorneys and accountants, irrevocably and unconditionally release, acquit and forever discharge Defendants, and each of them, as well as each of Defendants’ successors, assigns, agents, employees, representatives, attorneys and accountants (hereafter collectively, “Defendants and their Releasees”), and the corporate defendants named in the Lawsuit from any and all charges, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”), including, but not limited to, all Claims arising from or relating to (a) Lawsuit; (b) Defendants’ dealings with or contacts with Plaintiff and her heirs, assigns, agents, employees, representatives, attorneys and accountants; and (c) any matters which are or could have been asserted by Plaintiff and her heirs, assigns, agents, employees, representatives, attorneys and accountants in the Lawsuit.  Nothing contained in this paragraph or anywhere in this Agreement, however, shall be deemed to release Defendants, or either of them, from any breach of this Agreement, default under the Agreement, or any material misrepresentation or omission made in this Agreement.

b. Defendants’ Release:  As a material inducement to Plaintiff to enter into this Agreement, Defendants and their respective successors, assigns, agents, employees, representatives, attorneys and accountants, irrevocably and unconditionally release, acquit and forever discharge Plaintiff, as well as each of Plaintiff’s agents, attorneys and accountants (hereafter collectively, “Plaintiff and her Releasees”), from any and all charges, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”), including, but not limited to, all Claims arising from or relating to any matters which are or could have been asserted by Defendants and their respective successors, assigns, agents, employees, representatives, attorneys and accountants, arising out of or related to (a) the Lawsuit; (b) Plaintiff’s dealings with or contacts with Defendants and their respective successors, assigns, agents, employees, representatives, attorneys and accountants; and (c) any matters which are or could have been asserted by Defendants and their respective successors, assigns, agents, employees, representatives, attorneys and accountants in the Lawsuit.  Nothing contained herein, however, shall be deemed to release Plaintiff from any breach of this Agreement or any material misrepresentation or omission in this Agreement.

4.            Unknown Claims.

Plaintiff and Defendants each acknowledge and agree that, as a condition of this Agreement, they expressly release all claims that they know about as well as those they may not know about.  Plaintiff and Defendants expressly waive all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Defendants and their Releasees, Plaintiff expressly acknowledges that this Agreement is intended to include, and does include, in its effect, without limitation, all claims which Plaintiff and her heirs, assigns, agents, employees, representatives, attorneys and accountants do not know or suspect to exist in their favor against Defendants and their Releasees at the time Plaintiff executes this Agreement; and that this settlement expressly contemplates the extinguishment of all such claims.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Plaintiff and her Releasees, Defendants, and each of them, expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all Claims which Defendants and their successors, assigns, agents, employees, representatives, attorneys and accountants do not know or suspect to exist in their favor against Plaintiff and her Releasees at the time they each execute this Agreement; and that this settlement expressly contemplates the extinguishment of all such claims.

5.            Non-Admission of Liability or Wrongdoing.

The execution of this Agreement will not constitute, nor should it be construed as, an admission by any Party hereto that such Party has engaged in any wrongful conduct toward the other Party or any other person.  The Parties specifically deny any liability to or any wrongful conduct against the other Party, or any other person, on the part of themselves or their attorneys, employees, or agents.

6.            No Representations.

The Parties represent and agree that no promises, statements or inducements have been made to them which caused them to execute this Agreement, other than those expressly stated in this Agreement.

7.            Adequate Time to Review Agreement and Consult with Counsel.

The Parties each acknowledge that (a) she, he or it has been given a reasonable period of time to review and consider this Agreement; (b) she, he or it has been encouraged to consult with an attorney of his/her or its choice concerning his/her or its rights and this Agreement, (c) she, he or it has thoroughly discussed all aspects of this Agreement and his/her or its rights with his/her or its own attorneys to the full extent she, he or it wanted to do so, (d) she,  he or it understands he/she or it is waiving legal rights and claims by executing this Agreement, (e) she, he or it has carefully read and fully understands this Agreement, and (f) she, he or it is voluntarily executing this Agreement.

8.            Ownership of Claims.

The Parties each represent and agree that he/she or it has not assigned or transferred, or attempted to have assigned or transferred, to any person or entity, any of the Claims that are being released in this Agreement.

9.            Successors.

This Agreement shall be binding upon the Parties, and upon their respective successors, administrators, representatives, executors, successors and assigns.

10.            Governing Law and Venue.

This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California  Any legal action relating to this Agreement or between the parties hereto shall be in Los Angeles County, California.

11.            Further Necessary Actions.

The Parties each agree, without further consideration, to sign or cause to be signed, and to deliver to the other’s respective counsel any other documents, and to take any other action, as may be necessary to fulfill their respective obligations under this Agreement.

12.            Severability.

Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

13.            Proper Construction.

The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties.

As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

14.            Final and Binding Agreement.

The Parties understand that this Agreement is final and binding when executed by each of them, and the Parties each agree not to thereafter challenge its enforceability.

15.            The Parties Are Responsible for their Own Attorneys’ Fees and Costs.

The Parties and their attorneys acknowledge and agree that the Parties are solely responsible for paying their attorneys’ fees and costs, if any, that they have incurred with respect to preparing and executing this Agreement.

16.            Consequences of Violating Promises Made in this Agreement.

a. If Plaintiff pursues any legal action against the Defendants and their Releasees, or any of them, with respect to any claim released by this Agreement; or if Plaintiff breaches any other promises made in this Agreement; or if Plaintiff has made any representation in this Agreement that was false when made, or for which there was no reasonable basis, then, in addition to any other remedies or relief that may be available to Defendants, then Plaintiff agrees to pay the reasonable attorneys’ fees, costs and any other damages that Defendants and their Releasees, or any of them, may incur in responding to Plaintiff’s actions.

b. If Defendants, or either of them, pursue any legal action against the Plaintiff and her Releasees, or any of them, with respect to any claim released by this Agreement; or if Defendants, or either of them, breach any other promises made in this Agreement; or if Defendants, or either of them, has made any representation in this Agreement that was false when made, or for which there was no reasonable basis, then, in addition to any other remedies or relief that may be available to Plaintiff, then Defendants, and each of them, agree to pay the reasonable attorneys’ fees, costs and any other damages that Plaintiff and her Releasees, or any of them, may incur in responding to Defendants’ actions.

17.            Entire Agreement.

This, together with Exhibit 1 attached hereto, is the entire agreement between Plaintiff and Defendants.  It includes all of the terms, promises, representations and understandings made by Plaintiff and Defendants, and it fully supersedes any earlier written, oral or implied understandings or agreements between the Parties pertaining to its subject matter.

18.            Execution in Counterparts.

The Parties to this Agreement agree that this Agreement may be executed in counterparts, each one of which will be either an original or a facsimile signature, and the sum of each counterpart will constitute a single agreement.  The Parties hereto further agree that a facsimile signature on a copy of this Agreement sent by facsimile shall be accepted as binding on the Parties signing by facsimile copy.  The Parties also agree, however, that they shall execute three original copies of this Agreement and provide an executed original copy to each of the Parties.

19.                       Notice

Email notice contemplated by this agreement shall be made as follows:  Whitner/WinSonic:  kwhitner@paulhastings.com; Nguyen/Miles:  jsm1001@aol.com.

Facsimile notice shall be made as follows:  Whitner/WinSonic: (404) 685-5228; Nguyen/Miles: (323) 356-1846.  Any mailed notice shall be made as follows:

To Whitner/WinSonic:  William K Whitner, c/o Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Twenty-Fourth Floor, Atlanta, GA 30308

To Nguyen/Miles:  Rosemary Nguyen c/o Jeffrey S. Miles, Esq., P.O. Box 1001, Ojai, CA  93024.

[Signatures on Next Page]

PLEASE READ CAREFULLY BEFORE SIGNING. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Santa Ana, on this 17th day of January, 2008

Rosemary Nguyen

/s/ Rosemary Nguyen

Executed at Atlanta, GA, on this 18th day of January, 2008

Winston Johnson

/s/ Winston Johnson

Executed at Atlanta, GA, on this 18th day of January, 2008

WinSonic Digital Media Group, Ltd.

By: /s/ Winston Johnson

Title: Chairman of the Board and CEO

Name: Winston Johnson

APPROVED AS TO FORM AND CONTENT:

/s/ William K. Whitner	/s/ Jeffrey S. Miles
William K Whitner	Jeffrey S. Miles, Esq.
Paul, Hastings, Janofsky & Walker, LLP	Attorney for Plaintiff
Attorney for Defendants